Exhibit 99.1

Contacts:

Media Alecia Pulman (203) 682-8224 apulman@icrinc.com
For Immediate Release
Investor Relations Fitzhugh Taylor (203) 682-8261 ftaylor@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Second Quarter 2014 Financial Results

- Total Revenues Grow to $103.0 million -

- Quarterly Earnings per Share from Continuing Operations of $0.20 -

WINTER PARK, Fla.—(BUSINESS WIRE)—August 1, 2014—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its second quarter ended June 29, 2014.

Highlights for the second quarter of 2014 compared to the second quarter of 2013 were as follows:

Net income was $6.9 million, or $0.19 per diluted share, in the second quarter of 2014 compared to net income of $7.8 million, or $0.22 per diluted share, in the second quarter of 2013.

●	Net income in the second quarter of 2013 included a non-recurring $0.6 million income tax benefit pertaining to state employment credits.
●

Excluding non-recurring income tax items and results from discontinued operations, non-GAAP diluted earnings per common share was $0.20 in the second quarter of 2014 compared to $0.20 in the second quarter of 2013. The Company believes that non-GAAP earnings per diluted share, which excludes non-recurring and non-operating items from both periods, provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Restaurant sales in the second quarter of 2014 increased 4.3%, or $4.1 million, compared to the second quarter of 2013.

●	Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 2.8%.
●	Company-owned comparable restaurant sales for Mitchell’s Fish Market declined 0.7%.

Total operating costs in the second quarter of 2014 increased by 3.7%, or $3.3 million, compared to the second quarter of 2013.

●	Food and beverage costs, as a percentage of restaurant sales, increased 150 basis points in the second quarter, to 31.9%, due to higher beef and seafood costs.
●	Restaurant operating expenses, as a percentage of restaurant sales, increased 20 basis points in the second quarter, to 50.2%, primarily due to increased occupancy costs.
●	General and administrative expenses decreased to $6.4 million from $7.3 million a year ago.

At the end of the second quarter of 2014, the Company had $22.0 million in debt outstanding under its senior credit facility.

During the second quarter, the Company repurchased 291,590 shares of common stock for approximately $3.6 million under our previously announced $30 million share repurchase program. The Company currently has $23 million remaining under the initial authorization.

Subsequent to the end of the second quarter, the Company’s Board of Directors, as part of the Company’s ongoing focus on long-term shareholder returns, approved the payment of a quarterly dividend to shareholders of $0.05 per share. This dividend will be paid to shareholders on August 28, 2014 to shareholders of record as of August 14, 2014.

Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “We remain pleased with the overall strength of our business, and in particular, the ongoing sales momentum of the Ruth’s Chris Steak House brand. Led by continued traffic gains, comparable sales at Ruth’s grew for the 17th consecutive quarter, which helped to offset considerable beef cost headwinds.” O’Donnell continued, “Looking ahead to the second half of the year, we are well-positioned to maintain our sales momentum. Our development pipeline continues to strengthen and will include the opening of three new Company-owned Ruth’s Chris Steak Houses this year, one of which has already opened, and three franchisee-owned restaurants. Longer-term, we will continue to maintain a balanced shareholder return plan that includes reinvesting in our existing business, investing in high return new restaurant development and long-term capital decisions that include a mix of dividends, debt reduction, and share repurchases.”

Development Update

The Company currently expects to open a total of three Company-owned Ruth’s Chris Steak House restaurants and three franchisee-owned restaurants during 2014. To date this year, one Company-owned location has opened in Denver, Colorado and one franchisee-owned location has opened in Boise, Idaho. The Company has signed leases to open two restaurants in 2015 with one location in Dallas, Texas and the other in St. Petersburg, Florida. Franchisees are currently projected to open four locations during 2015.

Review of Second Quarter 2014 Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $103.0 million in the second quarter of 2014 compared to $100.5 million in the second quarter of 2013.

Company-owned restaurant sales increased 4.3% to $97.9 million for the second quarter of 2014 from $93.8 million in the second quarter of 2013. Excluding discontinued operations, total operating weeks for all brands during the second quarter increased to 1,105 weeks from 1,079 weeks in the second quarter of 2013.

Ruth’s Chris Steak House Sales

●

64 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the second quarter of 2014 compared to 63 at the end of the second quarter of 2013. Excluding discontinued operations, total operating weeks for the quarter increased to 832 weeks from 806 weeks.

●	Average weekly sales for Ruth’s Chris Steak House were $95.0 thousand in the second quarter of 2014, an increase of 2.5% compared to $92.7 thousand in the second quarter of 2013.

●

For the second quarter of 2014, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 2.8%, which consisted of a traffic increase of 2.3% along with an average check increase of 0.4%.

Mitchell’s Fish Market Sales

●

18 Company-owned Mitchell’s Fish Market restaurants were open at the end of the second quarter of 2014 compared to 19 at the end of the second quarter of 2013. Excluding discontinued operations, total operating weeks were flat year-over-year at 234 weeks.

●	Average weekly sales at Mitchell’s Fish Market were $72.9 thousand in the second quarter of 2014, a decrease of 0.7% compared to $73.4 thousand in the second quarter of 2013.
●	Comparable restaurant sales at Mitchell’s Fish Market decreased 0.7%, which consisted of a traffic decrease of 3.1% and an average check increase of 2.5%.

Franchise Income

●	75 franchisee-owned Ruth’s Chris Steak House restaurants were open at the end of the second quarter of 2014 compared to 74 at the end of the second quarter of 2013.
●

Franchise income increased 4.4% to $3.8 million in the second quarter of 2014 from $3.6 million in the second quarter of 2013, driven by a 1.3% increase in comparable franchise restaurant sales and new franchise unit development during the last 12 months.

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth’s Hospitality Group, Inc. is reiterating its previously announced full year 2014 outlook:

●	Cost of goods sold of 31.0% to 33.0% of restaurant sales,
●	Restaurant operating expenses of 49.0% to 51.0% of restaurant sales,
●	Marketing and advertising of 3.0% to 3.2% of total revenues,
●	General and administrative expenses of $27.5 million to $28.5 million,
●	An effective tax rate of 29% to 33%,
●	Capital expenditures of $20 million to $22 million, of which approximately $7 million was spent in the first half of the year,
●

Basic shares outstanding of 35.0 million to 36.0 million and fully diluted shares outstanding of 35.5 million to 36.5 million (in both cases, exclusive of any future share repurchases under the Company’s previously announced share repurchase program).

Conference Call

The Company will host a conference call to discuss second quarter 2014 financial results today at 8:30 AM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-325-2362. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 3831622. The replay will be available until August 8, 2014. The call will also be webcast live from the Company’s website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. Ruth’s Hospitality Group, Inc., headquartered in Winter Park, Florida, was founded in 1965 and currently has more than 150 Company-owned and franchisee-owned restaurants worldwide.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s financial outlook, objectives, plans and goals. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the Company’s ability to protect its name and logo and other proprietary information; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; and the risk factors or uncertainties identified in the reports the Company files with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2013 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof, whether as a result of new information, future events or otherwise.

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		26 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013

Revenues:
Restaurant sales	$97,904	$93,827	$202,281	$195,246
Franchise income	3,807	3,647	7,843	7,311
Other operating income	1,281	3,019	2,611	3,914
Total revenues	102,992	100,493	212,735	206,471

Costs and expenses:
Food and beverage costs	31,192	28,460	64,143	60,073
Restaurant operating expenses	49,104	46,879	99,178	95,279
Marketing and advertising	2,605	3,572	4,849	5,546
General and administrative costs	6,411	7,339	13,531	14,592
Depreciation and amortization expenses	3,383	3,130	6,510	6,727
Pre-opening costs	113	142	522	143
Total costs and expenses	92,808	89,522	188,733	182,360

Operating income	10,184	10,971	24,002	24,111

Other income (expense):
Interest expense, net	(298)	(415)	(584)	(931)
Other	13	3	28	37
Income from continuing operations before income tax expense	9,899	10,559	23,446	23,217
Income tax expense	2,846	2,644	7,316	6,485
Income from continuing operations	7,053	7,915	16,130	16,732

Loss from discontinued operations, net of income taxes	(149)	(148)	(362)	(1,305)
Net income	$6,904	$7,767	$15,768	$15,427
Basic earnings (loss) per common share:
Continuing operations	$0.21	$0.22	$0.46	$0.49
Discontinued operations	(0.01)	-	(0.01)	(0.04)
Basic earnings per share	$0.20	$0.22	$0.45	$0.45
Diluted earnings (loss) per common share:
Continuing operations	$0.20	$0.22	$0.45	$0.47
Discontinued operations	(0.01)	-	(0.01)	(0.04)
Diluted earnings per share	$0.19	$0.22	$0.44	$0.43
Shares used in computing net income (loss) per common share:
Basic	35,122,131	34,660,149	35,108,391	34,554,692
Diluted	35,587,975	35,681,077	35,703,436	35,585,807

Dividends declared per common share	$0.05	$0.04	$0.10	$0.04

The operating results of two locations closed in March 2014 have been reclassified to the discontinued operations line of the condensed consolidated statements of income. These reclassifications had no effect on previously reported net income.

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Selected Balance Sheet Data - Unaudited

(Amounts in thousands)

	June 29,	December 29,
	2014	2013
Cash and cash equivalents	$3,212	$10,586
Total assets	217,606	228,081
Long-term debt	22,000	19,000
Total shareholders' equity	106,788	100,653

NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain non-recurring items and losses from discontinued operations. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with accounting principles generally accepted in the United States, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measure - Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		26 Weeks Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013
GAAP net income	$6,904	$7,767	$15,768	$15,427
Impact of excluding certain non-recurring income tax items	-	(616)	-	(632)
Net of tax impact of excluding loss from discontinued operations	149	148	362	1,305
Non-GAAP net income applicable to preferred and common shareholders	$7,053	$7,299	$16,130	$16,100

Non-GAAP diluted earnings per share	$0.20	$0.20	$0.45	$0.45

Shares:
Weighted average number of common shares outstanding - basic	35,122,131	34,660,149	35,108,391	34,554,692
Dilutive shares	465,844	1,020,928	595,045	1,031,115
Weighted-average number of common shares outstanding - diluted	35,587,975	35,681,077	35,703,436	35,585,807